Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements of Pharmion Corporation of our reports dated March 11, 2005, with respect to the consolidated financial statements of Pharmion Corporation, Pharmion Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Pharmion Corporation, included in this Annual Report (Form 10-K) for the year ended December 31, 2004.

333-111158	333-122474	333-122473

/s/ Ernst & Young LLP

Denver, Colorado
March 11, 2005